Exhibit 99.2

Pixelworks, Inc. Q1 2013 Conference Call
April 25, 2013

Steven Moore - CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today's conference call is to supplement the information provided in our press release issued earlier today announcing the Company's financial results for the first quarter ended March 31, 2013.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, April 25, 2013, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management's statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today's call with a strategic update on the business, after which I will review our Q1 financial results and discuss our outlook for the second quarter of 2013.

Bruce Walicek - CEO

Thanks, Steve. Good afternoon everyone and thank you for taking the time to join us today.

Q1 13 Recap

•	Q1 2013 was clearly a disappointing quarter as revenue of $8.3M came in below the range of guidance provided on our Q4 2012 conference call.

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The quarter was impacted by worse than normal seasonality, due to a difficult demand environment prolonging a severe inventory correction, centered predominantly in Japan, combined with an IP deal pushing-out into Q2.

•	All other Non-GAAP metrics came within the range of guidance, with OPEX below the range as we continue to focus on tight expense control and cash preservation measures.

•	Overall B/B was greater than one, reflecting an improving environment as customers recover and work through their inventory overhang.

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During the quarter we made significant progress with our co-development project to develop a highly integrated next generation chip that will result in significant revenue and market share gain in 2014 and we are on track to execute and deliver our next critical milestone in Q2.

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Additionally, regarding our IP licensing business, we exited the quarter with the most robust “licensing pipeline” that we have seen to-date for Pixelworks technology which validates the growing importance of our portfolio of advanced video display processing techniques.

PA Series Products for Large Screen Display Applications:

•	In Q1 we introduced - the PA168 video display processor, which is targeted for Ultra HD 4Kx2K applications.

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After successful demonstrations, customers are in development of new 4Kx2K models for 2013, and we will begin initial MP shipments to Tier 1 OEMs this quarter and expect volume production to build during the second half of 2013.

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The PA168 is designed to meet the performance requirements of new high resolution 4Kx2K screens, and handle the most demanding and difficult video processing problems to create the best video quality in the industry.

•	As the leader in video quality, the PA168 raises the bar for immersive realism, featuring patented “halo-free” performance.

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At the upcoming COMPUTEX show in Taiwan this quarter, we will be demonstrating our next generation video processing technology to improve the video quality of all screens to key industry partners and customers.

•	Pixelworks has a robust patent portfolio and we continue to focus on developing our Intellectual Property around the key areas of video processing for all displays.

•	We are seeing strong demand for our technology, driven by powerful secular trends as we enter the beginning of a massive shift to higher resolutions.

•	This shift is analogous to the major transition from standard resolution CRT analog displays, to high definition flat panel digital displays, but much broader.

•	Resolutions are increasing across stationary and mobile displays alike, driven by the capability of new technology to pack an increasing number of pixels into less space.

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For example, more and more tablets, phones, and Ultrabooks are moving to Full HD 1080p displays with 400 pixels per inch creating a wave of products with increasing resolutions and consumers are using these products to watch video, which is clearly the new “killer application”.

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As the confluence of the three megatrends of higher resolutions, more video content, and more opportunities to view that content intersect, the quality of visual user experience will increasingly become a key element in product quality and brand differentiation as higher resolution implies image problems become more noticeable.

•	And consumers will prefer an experience of similar quality and fidelity to the high resolution screen they're used to watching.

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All of these issues point to the need for new innovative approaches to video processing that will tackle these critical problems, while also taking into account the issues of size, heat and power consumption.

Projection Market

•	In our projection products, our Topaz series continued its market penetration in Q1 with new design wins for our PWC858 targeted for DLP projectors.

•	During the quarter we launched our VueMagic™ solution designed to offer wireless connectivity to projectors for mobile devices such as tablets, mobile phones and Ultrabooks.

•	We introduced our Office Viewer solution in partnership with ACCESS that allows projectors to directly open documents from a USB stick or network location.

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We demonstrated Topaz's edge blending capabilities that enable multiple projectors to seamlessly join together to create a very large viewing area for applications such as digital signage, video walls, and education.

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All of these new solutions and value-added capabilities have been introduced to demonstrate Pixelworks' commitment to innovative leadership in the projector market and ultimately grow our market share.

Closing Summary

•	In closing, Q1 2013 was a difficult quarter impacted by a continuing inventory correction driven by weak macro-economic environment and the push-out of an IP deal into Q2.

•	Despite a challenging Q1, with a robust IP licensing pipeline, strong design win activity and new products ramping, we see top line growth resuming for the balance of 2013.

•	We are at the beginning of a massive trend to higher resolutions and video consumption across all screens.

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As the technology leader and the last independent company in the industry solely focused on creating the highest quality, visual user experience, we believe these trends are increasing the value proposition of our video display processing technology and we intend to focus our efforts to take advantage of them to maximize shareholder value.

•	Now, I'd now like to turn the call over to Steve to review the financial details of the quarter.

Steven Moore - CFO

Thank you, Bruce.

Revenue for the first quarter 2013 was $8.3 million, compared to $13.6 million in the fourth quarter of 2012 and $14.3 million in the year-ago quarter. As Bruce mentioned, revenue declined in the quarter due to worse than typical seasonality as a result of weaker than expected demand at Japanese customers. Revenue was further impacted by a push-out in licensing revenue that we expected to be recognized in the first quarter.

The split of our first quarter revenue by market was:
66% digital projection,
16% TV and panel,
18% embedded video display

Licensing revenue was negligible during the quarter, compared to approximately $2.1 million in the year-ago quarter.

Revenue from digital projection was down $4 million sequentially to approximately $5.5 million in Q1 as key customers, specifically in Japan, continued to adjust inventories to low levels due to weak demand.

Revenue from TV and panel was down approximately $900,000 sequentially to $1.3 million in Q1, primarily due to seasonality's impact on end market demand and product transitions to Ultra High Definition televisions.

Embedded video display revenue in Q1 was approximately $1.5 million.

Non-GAAP gross profit margin was 49.7% in the first quarter, compared to 49.9% in the previous quarter and 55.7% in the first quarter of 2012. The decline in gross profit margin from the previous quarter was largely due to reduced fixed cost absorption offset by favorable product mix during the first quarter of 2013. Gross profit in the first quarter of 2012 was positively affected by the recognition of approximately $2.1 million in licensing revenue.

Non-GAAP operating expenses were $8.9 million in the first quarter as we continue to be committed to strict expense management. This compares to $9.2 million in the prior quarter and $8.6 million in Q1 2012.

We continue to expect that we will complete all of the milestones related to a previously announced co-development agreement and realize the remaining $3.5 million of reimbursement credits during the course of 2013, which will reduce operating expenses over the rest of the year. The chip created as a part of this co-development agreement is expected to result in significant revenue beginning in 2014.

Adjusted EBITDA was a negative $3.7 million in Q1, compared to a negative $1.3 million in the fourth quarter of 2012. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $4.7 million, or a 25 cent loss per share, in the first quarter. This compares with a net loss of $2.8 million or a 15 cent loss per share, in Q4 and a net loss of $148,000, or a 1 cent loss per share in the first quarter of 2012.

Moving to the balance sheet, cash and marketable securities ended the quarter at approximately $12.6 million, compared to $13.4 million for the quarter ended December 31, 2012. The Company drew down $2.3 million on a preexisting line of credit at the end of Q1, demonstrating our access to liquid working capital for operations.

Other balance sheet metrics include day's sales outstanding of 26 days at March 31, compared with 25 days at the end of the prior quarter, and inventory turns of 6.5 times in Q1 compared to 7.3 times for the fourth quarter of 2012.

Guidance
Looking at Q2, we currently expect revenue to be in the range of $10 to $12 million. We expect Q1 to be the trough in revenue as our customers return to more normal ordering patterns during the second quarter and as sales of the PA168 and our Topaz family ramp in the second half of 2013. We also believe that we will achieve a profit from operations in the second half 2013.

We expect gross profit margin for the quarter to range between 48% to 52% on a non-GAAP basis and 46% to 50% on a GAAP basis.

We expect operating expenses in the second quarter to range between $8 million and $9 million on a non-GAAP basis, and $8.5 million to $9.5 million on a GAAP basis.

And finally, we expect to record a non-GAAP net loss of between 11 cents and 25 cents per share; and on a GAAP basis we expect a net loss per share of between 15 cents and 28 cents.

That concludes my comments. We will now open the call for your questions.